Exhibit 99.1

Litigation Update

The information set forth below is a summary of recent events regarding certain litigation matters that were previously disclosed in our public filings with the Securities and Exchange Commission, and most recently in our Quarterly Report on Form 10-Q for the period ended September 30, 2004. This is not a complete summary of our litigation matters and your are strongly urged to review the litigation disclosure in our public filings.

Infineon Litigation

Additional discovery in the case was completed in mid-December 2004. Infineon Technologies AG filed a motion for sanctions based on alleged spoliation. Rambus submitted its opposition brief on January 14, 2005, and Infineon filed its reply January 24, 2005. The May 18th discovery ruling orders and Infineon’s follow-on motion, which is currently scheduled for argument on February 4, 2005, may lead to collateral requests or orders in the pending private patent cases and may lead to a partial reopening of the record in the Federal Trade Commission (the “FTC”), where the FTC staff has made a motion to this effect.

An appellate division of the German patent court revoked German Utility Model G 91 17 296.9, which is the subject of a proceeding against Infineon in Germany. The written decision issued on November 4, 2004, and we are appealing this decision.

On January 13, 2005, an opposition board of the European Patent Office (“EPO”) revoked our European Patent EP 1 004 956 for “impermissible claim broadening.” The written decision has not yet issued. When it does, we intend to appeal this decision to an appellate panel of the EPO. This result leaves us with one remaining issued patent in Europe that we believe reads on the same memory products; however, this patent is currently subject to an opposition proceeding. We currently have several other patent applications pending in Europe.

Micron Litigation

A settlement conference with Magistrate Judge Thynge is being set for August 2005. Discovery is ongoing in the Delaware action.

After making a request on April 8, 2004 that we pay Micron Technology, Inc.’s costs for the dismissed British suit, the company paid Micron approximately $256,000 and subsequent to that payment Micron has submitted a draft bill for additional costs of approximately $662,000.

Hynix Litigation

On July 28, 2003, we prevailed on our motion to vacate a previous collateral estoppel summary judgment order in the case. Accordingly, our patent infringement claims that were subject to this earlier ruling have been reinstated into the case. On September 3, 2004, we moved to bifurcate the trial, with the patent and spoliation claims going forward first, and Hynix Semiconductor Inc.’s allegations of our misconduct to be tried at a later date. The court granted our motion and set the pre-trial schedule on December 6, 2004, including a trial date for the patent and spoliation portions of the suit on March 21, 2005. The remainder of the suit, namely the portions related to our conduct at JEDEC, is set to be tried on June 13, 2005. On January 11, 2005, the court reset the pretrial schedule but there can be no assurance that the pre-trial dates and trial dates set forth above will not move again.

On November 15, 2004, the court issued its Markman claim construction order, which was largely in our favor. We recently prevailed in a number of motions for summary judgment decided during the week of January 3, 2005. On January 3, 2005, the court issued five of the seven summary judgment orders, denying five of Hynix’s six motions requesting that the court hold, as a matter of law, that all 59 of the patent claims-in-suit are invalid and not infringed. While we lost nine patent claims to Hynix’s motion for summary judgment of non-infringement, we defeated motions as to the remaining 50 claims on a variety of validity and non-infringement issues. In addition, we prevailed in our summary judgment motion as to infringement by Hynix of 29 of our patent claims. On January 25, 2005, Hynix filed a motion for reconsideration. On January 21, 2005, pursuant to the court’s instruction, we selected 10 out of the remaining 50 claims on which to go forward in the March trial.

On October 1, 2004, Hynix filed a motion to dismiss our patent claims as a default judgment based on the findings of spoliation that had been entered by the trial court in the Infineon case in Virginia. The court has delayed judgment on Hynix’s motion to dismiss, but ordered us to submit to the court for in camera review the privileged documents we were ordered to produce to Infineon in the Virginia court. Based on its review of those documents, the court stated on December 16, 2004, that it was tentatively going to order that Hynix had shown a prima facie case of spoliation, but, unlike the holding in the Infineon case in Virginia, that we were entitled to be heard on whether or not this evidence amounted to a crime or fraud sufficient to warrant a piercing of the attorney-client privilege. We submitted our brief for in camera review on January 14, 2005. Hynix’s opposition brief was filed on January 25, 2005, and a hearing is scheduled for January 28, 2005. At the hearing, it is expected that the court will determine what, if any, additional discovery is warranted and will set a further briefing schedule for Hynix’s motion to dismiss and for sanctions.

On January 25, 2005, Hynix also filed a motion for leave to amend its pleadings to add a defense of unclean hands.

FTC Complaint and European Commission Competition Directorate-General Request for Information

All substantive briefing and argument in connection with the FTC case has been completed on this appeal. Shortly before the final argument and in response to Complaint Counsel’s July 2, 2004 motion seeking to reopen the record to admit documents regarding spoliation, the commission requested that the parties file responses designating portions of the record that pertain to the alleged spoliation. The parties submitted responses in December 2004 and the issue remains undecided.

Collusion Case

With respect to our lawsuit against Micron, Hynix, Infineon and Siemens AG in San Francisco Superior Court, the judge denied defendants’ motion for a change of venue to Santa Clara county on January 3, 2005. We have received notice from a California appellate court indicating that it may review the trial court’s decision to retain venue for our antitrust case in San Francisco. This issue has been delaying and continues to delay discovery in the case. The parties are currently disputing the proper terms for a protective order in the case, after which we expect our attorneys to get access to discovery from the defendants, including the documents defendants submitted to the Department of Justice as part of its investigation of certain DRAM manufacturers for price fixing. As a result of that investigation, to date Infineon has plead guilty to criminal price fixing on October 20, 2004 and agreed to pay a fine of $160 million. On December 15, 2004, four of Infineon’s executives who plead guilty were sentenced to jail time and fines in the amount of $250,000 each from four of Infineon’s executives. Since then, Micron has indicated that it is cooperating with the Department of Justice, and that although it does not expect fines or jail sentences, there is evidence that it did fix prices with fellow DRAM manufacturers.

New Patent Infringement Litigation

On January 25, 2005, we filed a patent infringement suit in the U.S. District Court in the Northern District of California against Hynix, Infineon, Nanya Technology Corporation and Inotera Memories, Inc. regarding DDR2 and GDDRx products.

RISK FACTORS

Our business faces many risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occur, our business, financial condition or results of operations could suffer, and the trading price of our common stock or the notes offered hereby could decline. You should consider the following risks, as well as the other information included or incorporated by reference in this offering circular, before deciding to invest in the notes.

Risks Related to Our Business

We face current and potential adverse determinations in litigation stemming from our efforts to protect and enforce our patents and intellectual property, which could broadly impact our intellectual property rights, distract our management and cause a substantial decline in our revenues and stock price.

We seek to diligently protect our intellectual property rights. In connection with the extension of our licensing program to SDRAM compatible and DDR compatible products in 2000-01, we became involved in litigation related to such efforts. As of December 31, 2004, we were in litigation with three such potential SDRAM compatible and DDR compatible licensees. In each of these cases, we have claimed infringement of our patents while the potential licensees have generally sought damages and a determination that our patents at suit are invalid and not infringed. These potential licensees have also relied or may rely upon defenses and counterclaims (some not yet formally asserted) that our patents are unenforceable based on various allegations concerning our alleged conduct in the 1990s and early 2000s, including that we engaged in litigation misconduct and/or acted improperly during our 1991-96 participation in the JEDEC standard setting organization.

For example, Hynix has now broadened their counterclaims to attempt to include our 1990s relationship with Intel and our alleged disparagement of DDR and SDRAM products in the 1990s. By way of further example, Infineon has indicated that it may, by pointing to documents not produced by us in time for the 2001 trial, try to set aside the 2003 Federal Circuit decision in our favor and reopen all of its now-dismissed JEDEC-related claims against us. However, the time to bring such a motion has passed and Infineon has now made a motion set for hearing on February 4, 2005 to dismiss our patent infringement claims based on alleged litigation misconduct and spoliation. Infineon has also complained about the alleged destruction of evidence, including through our document retention programs. The trial court has made preliminary rulings endorsing the basis for these “spoliation” claims.

There can be no assurance that parties will not succeed with such claims against us or that they will not in some other way establish broad defenses against our patents or otherwise avoid or delay paying what we believe to be appropriate royalties for the use of our patents or that the pending litigations and other circumstances will not reach a point where we elect to compromise for less than what we now believe to be fair consideration.

Any of these matters, whether or not determined in our favor or settled by us, is costly and diverts the efforts and attention of our management and technical personnel from normal business operations. Furthermore, any adverse determination or other resolution in litigation could result in our losing certain rights, beyond the rights at issue in a particular case, including, among other things: our being effectively barred from suing others for violating certain or all of our intellectual property rights; our patents being held invalid or unenforceable; our being subjected to significant liabilities; our being required to seek licenses from third parties; our being prevented from licensing our patented technology; or our being required to renegotiate with current licensees on a temporary or permanent basis. Failure to achieve positive results in litigation will also result in a failure to trigger certain contractual provisions which would convert certain flat rate royalty arrangements to per unit royalties. Any or all of these adverse results could cause a substantial decline in our revenues.

An unfavorable outcome to us from court proceedings related to Infineon’s motion to dismiss our patent infringement claim and for other sanctions for alleged litigation misconduct that are set for February 2005 is probable and, depending on the severity of the adverse outcome, may lead to a significant decline in our stock price.

Infineon, has recently amended its counterclaims, with leave of the court, to assert legal theories against us related to what it calls spoliation, unfair business practices and/or JEDEC misconduct. On December 20, 2004, Infineon filed a motion to dismiss our patent infringement claim and for other sanctions for alleged litigation misconduct and spoliation. The motion is currently scheduled to be heard by the court on February 4, 2005. We expect a ruling on that motion prior to commencement of the remanded trial. The remanded trial is currently set for February 22, 2005 with a jury decision that may issue in early March. Based upon the rulings, conduct and comments of the trial court to date and the appellate court’s rejection of our efforts to have these expanded claims removed from the case before trial by denying our request for interlocutory review on the subject, we believe it is probable that the trial court will grant some or all of the sanctions requested by Infineon at the February 4, 2005 hearing, that we will, at or before trial, otherwise be denied the relief we seek in the trial court on our affirmative claims for patent infringement, and that Infineon will be granted some form of relief on its counterclaims. An unfavorable outcome to us in some or all of these areas may adversely affect our pending litigations with Hynix and Micron, our pending appeal before the FTC, our ability to enforce our patents against others, our relationships with our existing licensees, our ability to renew existing licenses or secure additional licensees and the value of our stock. While we intend to vigorously pursue an appeal of unfavorable rulings, it is likely that our business will continue to be adversely affected during the pendency of any such appeal, and possibly longer, depending on the severity of the unfavorable outcomes in the trial court and depending on the outcome of any such appeal.

An adverse resolution by or with a governmental agency, such as the Federal Trade Commission or the European Patent Office, could result in severe limitations on our ability to protect and license our intellectual property, and would cause our revenues to decline substantially.

If there were an adverse determination by, or other resolution with, a government agency, we may be limited in enforcing our intellectual property rights and in obtaining licenses, which would cause our revenues to decline substantially. For example, in June 2002, the FTC filed a complaint against us alleging, among other things, that we had failed to disclose certain patents and patent applications during our participation in the establishment of SDRAM standards with JEDEC and that we should be precluded from enforcing our intellectual property rights in patents with a priority date prior to June 1996. Although the initial decision in the FTC proceeding supported Rambus and dismissed the complaint, that initial decision has been appealed by the FTC staff and may be reversed by the FTC or subject to some future compromise given developments in that case or the totality of circumstances we face. The European Commission has directed inquiries to us relating to similar topics. If proceedings by one of these agencies, or any other governmental agency, resulted in a resolution that could limit our ability to enforce or license our intellectual property, our revenues could decline substantially.

On May 13, 2004, the Technical Appeals Board of the European Patent Office issued its written opinion as to the revocation of European Patent No. 0525068. In addition, on January 13, 2005, an opposition board of the European Patent Office revoked our European Patent No. 004956, but has not yet issued its written decision. Although we intend to appeal this decision to an appellate panel of the European Patent Office, this result leaves us with one remaining issued patent in Europe relating to DDR DRAM memory products, which patent is currently subject to a pending opposition proceeding. If a sufficient number of our other patents are similarly impaired or revoked, our ability to enforce or license our intellectual property would be significantly impaired and would cause our revenues to decline substantially.

If we are unable to successfully protect our inventions through the issuance and enforcement of patents, our operating results could be adversely affected.

We have an active program to protect our proprietary inventions through the filing of patents. There can be no assurance, however, that:

•	any current or future U.S. or foreign patent applications would be approved;

•	these issued patents will protect our intellectual property and not be challenged by third parties;

•	the validity of our patents will be upheld;

•	our patents will not be declared unenforceable;

•	the patents of others will not have an adverse effect on our ability to do business; or

•	others will not independently develop similar or competing interfaces or design around any patents that may be issued to us.

If any of the above were to occur our operating results could be adversely affected.

Our inability to protect and own the intellectual property created by us would cause our business to suffer.

We rely primarily on a combination of license, development and nondisclosure agreements, trademark, trade secret and copyright law, and contractual provisions to protect our other, non patentable, intellectual property rights. If we fail to protect these intellectual property rights, our licensees and others may seek to use our technology without the payment of license fees and royalties, which could weaken our competitive position, reduce our operating results and increase the likelihood of costly litigation. The continued growth of our business depends in large part on the applicability of our intellectual property to the products of third party manufacturers, and our ability to enforce intellectual property rights against them. In addition, effective trade secret protection may be unavailable or limited in certain foreign countries. Although we intend to protect our rights vigorously, if we fail to do so our business will suffer.

We might experience payment disputes for amounts owed to us under our licensing agreements, and this may harm our results of operations.

The standard terms of our license agreements require our licensees to document the manufacture and sale of products that incorporate our technology and report this data to us on a quarterly basis. While standard license terms give us the right to audit books and records of our licensees to verify this information, audits can be expensive, time consuming, and potentially detrimental to our ongoing business relationship with our licensees. We have implemented a royalty audit program, which consists of periodic royalty audits of our major licensees, using accounting firms that are independent of our independent registered public accounting firm, PricewaterhouseCoopers LLP. We have performed royalty audits from time to time but we primarily rely on the accuracy of the reports from licensees without independently verifying the information in them. Our failure to audit our licensees’ books and records may result in us receiving more or less royalty revenues than we are entitled to under the terms of our license agreements. The result of such royalty audits could result in an increase, as a result of a licensee’s underpayment, or decrease, as a result of a licensee’s overpayment, to previously reported royalty revenues. Such adjustments are recorded in the period they are determined. Any adverse material adjustments resulting from royalty audits or dispute resolutions may result in us missing analyst estimates and causing our stock price to decline. The royalty audit may also trigger disagreements over contract terms with our licensees and such disagreements could hamper customer relations, divert the efforts and attention of our management from normal operations and impact our business operations and financial condition.

Our revenue is concentrated in a few customers, and if we lose any of these customers, our revenues may decrease substantially.

For the years ended December 31, 2004 and 2003, revenues from our top five licensees accounted for approximately 74% and 75% of our revenues, respectively. For the year ended December 31, 2004, revenues from Intel, Toshiba Corporation (Toshiba), and Elpida Memory, Inc. (Elpida), each accounted for greater than

10% of our total revenues. In contrast, for the year ended December 31, 2003, revenues from Intel, Toshiba and Samsung Electronics Co., Ltd., each accounted for greater than 10% of total revenues. We expect that we may continue to experience significant revenue concentration for the foreseeable future.

Substantially all of our licensees, including Intel, have the right to cancel their licenses, and all but one of our patent licenses covering SDRAM and DDR SDRAM memory and controllers are set to expire in 2005. Failure to renew our existing licenses and/or the loss of any of our top five licensees would cause revenues to decline substantially.

In addition, some of our commercial agreements require us to provide certain customers with the lowest royalty rate that we provide to other customers for similar technologies, volumes and schedules. These clauses may limit our ability to effectively price differently among our customers, respond quickly to market forces, or otherwise to compete on the basis of price. The particular licensees which account for revenue concentration have varied from period to period as a result of the addition of new contracts, expiration of existing contracts, industry consolidation, the expiration of deferred revenue schedules under existing contracts, and the volumes and prices at which the licensees have recently sold licensed semiconductors to system companies. These variations are expected to continue in the foreseeable future, although we anticipate that revenue will continue to be concentrated in a limited number of licensees.

Our financial results are materially dependent upon Intel, and if we cannot maintain this relationship into the future, our results of operations may decline significantly.

Intel is our largest customer and is an important catalyst for the development of new memory and logic interfaces in the semiconductor industry. We have a patent cross license agreement with Intel for which we will receive quarterly royalty payments through the second quarter of 2006. The patent cross license agreement expires in September 2006, at which time; Intel will have a paid up license for the use of all of our patents claiming priority prior to September 2006. Intel has the right to cancel the agreement with us prior to the expiration of the contract. We have other licenses with Intel, in addition to the patent cross license agreement, for the development of serial link interfaces. If we cannot maintain our relationship with Intel into the future, our results of operations may decline significantly.

Our inexperience in managing rapid growth could strain our resources and cause our financial results to decline.

We may not be equipped to successfully manage any future periods of rapid growth or expansion, which could be expected to place a significant strain on our limited managerial, financial, engineering and other resources. Our licensees and systems customers rely heavily on our technological expertise in designing, testing and manufacturing products incorporating our chip interface technologies. In addition, relationships with new licensees or system companies generally require significant engineering support. As a result, any increases in adoption of our interfaces will increase the strain on our resources, particularly our engineers. Any delays or difficulties in our research and development process caused by these factors or others could make it difficult for us to develop future generations of our interface technologies and to remain competitive. The rapid rate of hiring new employees or coordinating a third party sales relationship with a substantially larger sales force, could be disruptive and could adversely affect the efficiency of our business or cause conflicts in our distribution or sales channels.

We may make future acquisitions or enter into mergers, strategic transactions or other arrangements that could cause our business to suffer.

We may continue to make investments in complementary companies, products or technologies or enter into mergers, strategic transactions or other arrangements, such as our acquisition of certain intellectual property assets from Cadence Design Systems, Inc. If we buy a company or a division of a company, we may experience difficulty integrating that company or division’s personnel and operations, which could negatively affect our operating results. In addition:

•	the key personnel of the acquired company may decide not to work for us;

•	we may experience additional financial and accounting challenges and complexities in areas such as tax planning, cash management and financial reporting;

•	our ongoing business may be disrupted or receive insufficient management attention;

•	we may not be able to recognize the cost savings or other financial benefits we anticipated; and

•	our increasing international presence resulting from acquisitions may increase our exposure to foreign political, currency and tax risks.

In connection with future acquisitions or mergers, strategic transactions or other arrangements, we may incur substantial expenses regardless of whether the transaction occurs. We may also incur non-cash charges in connection with a merger, acquisition, strategic transaction or other arrangement. In addition, we may be required to assume the liabilities of the companies we acquire. By assuming the liabilities, we may incur liabilities such as those related to intellectual property infringement or indemnification of customers of acquired businesses for similar claims, that could materially and adversely affect our business. We may have to incur debt or issue equity securities to pay for any future acquisition, the issuance of which would involve restrictive covenants or be dilutive to our existing stockholders.

We face risks associated with our international licenses and operations, including our new manufacturing and design facility in Bangalore, India.

For the years ended December 31, 2004 and 2003, international revenues constituted approximately 69% and 64% of our total revenues, respectively. For these periods, our international revenues were derived primarily from licenses of our intellectual property. In an effort to expand our international presence, we recently established a design facility in Bangalore, India which we expect to be fully operational during the first half of 2005. As a result of this new facility and our continued focus on international licensing, we expect that future revenues derived from international sources will continue to represent a significant portion of our total revenues.

To date, all of our internationally based revenues have been denominated in U.S. dollars. However, to the extent that future international revenues are not denominated in U.S. dollars, such revenues would be subject to fluctuations in currency exchange rates. In addition, if the effective price of products sold by us, licensed by our foreign licensees, or sold by companies that incorporate our technology into their products (such as system companies) were to increase as a result of fluctuations in the exchange rate of the relevant currencies, overall demand for our products could fall, which in turn would reduce our royalties. Currently, we do not use derivative instruments to hedge foreign exchange rate risk.

In addition to the risks mentioned above, our international operations and demand for our products are subject to a variety of other risks which are beyond our control, including:

•	export controls, tariffs, import and licensing restrictions and other trade barriers;

•	profits, if any, earned in India being subject to local tax laws and may not be repatriated to the United States or, if repatriation is possible, it may be limited in amount;

•	changes to tax codes and treatment of revenues from international sources, including being subject to Indian tax laws and potentially liable for paying taxes in India;

•	foreign government regulations and changes in these regulations;

•	social, political and economic instability;

•	lack of protection of our intellectual property rights by jurisdictions in which we may do business to the same extent as the laws of the United States;

•	changes in diplomatic and trade relationships;

•	cultural differences in the conduct of business both with licensees and in conducting business in our Bangalore facility;

•	that our Bangalore facility is our first attempt to manage a location that is outside of the United States;

•	hiring, maintaining and managing a workforce remotely and under the laws of India; and

•	natural disasters, acts of terrorism, widespread illness and war.

We and our licensees are subject to many of the risks described above with respect to companies which are located in different countries, particularly home video game console and PC manufacturers located in Asia and elsewhere. There can be no assurance that one or more of the risks associated with our international licenses or operations could not result in a material adverse effect on our business, financial condition or results of operations.

Our quarterly and annual operating results are unpredictable and fluctuate, which may cause our stock price to be volatile and decline.

Since many of our revenue components fluctuate and are difficult to predict, and our expenses are largely independent of revenues in any particular period, it is difficult for us to accurately forecast revenues and profitability. Factors that could cause our operating results to fluctuate include:

•	adverse litigation results such as an adverse outcome to us in the Infineon court proceedings;

•	semiconductor and system companies’ acceptance of our interface products;

•	the loss of any strategic relationships with system companies or licensees;

•	semiconductor or system companies discontinuing major products incorporating our interfaces;

•	announcements or introductions of new technologies or products by us or our competitors;

•	the unpredictability of the timing of any litigation expenses;

•	changes in our chip and system company customers’ development schedules and levels of expenditure on research and development;

•	our licensees terminating or failing to make payments under their current contracts or seeking to modify such contracts; and

•	changes in our strategies, including changes in our licensing focus and/or possible acquisitions of companies with business models different from our own.

In fiscal year 2004, royalties accounted for over 82% of our total revenues, and we believe that royalties will continue to represent a majority of total revenues for the foreseeable future. Royalties are recognized in the quarter in which we receive a report from a licensee regarding the sale of licensed chips in the prior quarter; however, royalties are only recognized if collectibility is probable. Royalties are also dependent upon fluctuating sales volumes and prices of licensed chips that include our technology, all of which are beyond our ability to control or assess in advance. In addition, royalty revenues are affected by the seasonal shipment patterns of systems incorporating our interface products, or by a system company change in its source of licensed chips, and the new source’s different royalty rates.

As a result of these uncertainties and effects being outside of our control, royalty revenues are difficult to predict and make accurate financial forecasts difficult to achieve, which could cause our stock price to become volatile and decline.

Our licensing cycle is lengthy and costly which makes it difficult to predict future revenues, which may cause us to miss analysts’ estimates and may result in our stock price declining.

Because our licensing cycle is a lengthy process, the accurate prediction of future revenues from new licenses is difficult. In addition, engineering services are dependent upon the varying level of assistance desired by licensees and, therefore, revenue from these services is also difficult to predict. We employ two methods of contract revenue accounting based upon the state of the technology licensed, the dollar magnitude of the program and the ability to estimate work required over the contract period. We use ratable revenue recognition for mature technologies that require support after delivery of the technology. This method results in expenses associated with a particular contract to be recognized as incurred over the contract period, whereas contract fees associated with the contract are recognized ratably over the period during which the post contract customer support is expected to be provided. We also use percentage of completion accounting for contracts that may require significant development and support over the contract term. There can be no assurance that we can accurately estimate the amount of resources required to complete projects, or that we will have, or be able to expend, sufficient resources required to complete a project. Furthermore, there can be no assurance that the product development schedule for these projects will not be changed or delayed. All of these factors make it difficult to predict future licensing revenue that may result in us missing analysts’ estimates and may cause our stock price to decline.

Our revenue is subject to the pricing policies of our licensees over whom we have no control.

We have no control over our licensees’ pricing of their products and there can be no assurance that licensee products using or containing our interfaces will be competitively priced or will sell in significant volumes. One important requirement for our memory interfaces is for any premium in the price of memory and controller chips over alternatives to be reasonable in comparison to the perceived benefits of the interfaces. If the benefits of our technology do not match the price premium charged by our licensees, the resulting decline in sales of products incorporating our technology could harm our operating results.

If market leaders do not adopt our interface products, our results of operation could decline.

An important part of our strategy for our interfaces is to penetrate markets by working with leaders in those markets. This strategy is designed to encourage other participants in those markets to follow such leaders in adopting our interfaces. If a high profile industry participant adopts our interfaces but fails to achieve success with its products or adopts and achieves success with a competing interface, our reputation and sales could be adversely affected. In addition, some industry participants have adopted, and others may in the future adopt, a strategy of disparaging our memory solutions adopted by their competitors or a strategy of otherwise undermining the market adoption of our solutions. If any of these events occur and market leaders do not successfully adopt our technologies, our results of operations could decline.

Our revenues could decline if sales made by system companies decline.

Our success is partially dependent upon the adoption of our chip interface technologies by system companies, particularly those that develop and market high volume business and consumer products such as PCs and video game consoles. We are subject to many risks beyond our control that influence the success or failure of a particular system company, including, among others:

•	competition faced by a system company in its particular industry;

•	the timely introduction and market acceptance of a system company’s products;

•	the engineering, sales and marketing and management capabilities of a system company;

•	technical challenges unrelated to our interfaces faced by a system company in developing its products; and

•	the financial and other resources of the system company.

The process of persuading system companies to adopt our chip interface technologies can be lengthy and, even if adopted, there can be no assurance that our interfaces will be used in a product that is ultimately brought to market, achieves commercial acceptance or results in significant royalties to us. We must dedicate substantial resources to market to, and support, system companies, in addition to supporting the sales, marketing and technical efforts of our licensees in promoting our interfaces to system companies. Even if a system company develops a product based on our interface, success in the market will depend in part on a supply of semiconductors from our licensees in sufficient quantities and at commercially attractive prices. Because we do not control the business practices of our licensees, we have no ability to establish the prices at which the chips containing our interfaces are made available to system companies or the degree to which our licensees promote our interfaces to system companies.

We face intense competition that may cause our results of operations to suffer.

The semiconductor industry is intensely competitive and has been impacted by price erosion, rapid technological change, short product life cycles, cyclical market patterns and increasing foreign and domestic competition. In addition, most DRAM manufacturers, including our RDRAM and XDR licensees, produce versions of DRAM such as SDRAM, DDR, DDR2, GDDR, GDDR2 and GDDR3 that compete with RDRAM and XDR chips. These companies are larger and may have better access to financial, certain technical and other resources than we do.

We believe that our principal competition for memory interfaces may come from our licensees and prospective licensees, some of whom are evaluating and developing products based on technologies that they contend or may contend will not require a license from us. Companies are also beginning to take a system approach similar to ours in solving the application needs of system companies. Most DRAM suppliers have been producing DDR chips, which use a technology that doubles the memory bandwidth without increasing the clock frequency.

JEDEC, a standards setting body including semiconductor and system companies, has standardized what they call an extension of DDR, known as DDR2. JEDEC is also thought to be standardizing what they describe as an extension of DDR that they refer to as DDR3. Other efforts are underway to create other products including those sometimes referred to as GDDR2 and GDDR3. To the extent that these alternatives might provide comparable system performance at lower or similar cost than RDRAM and XDR memory chips, or are perceived to require the payment of no or lower royalties, or to the extent other factors influence the industry, our licensees and prospective licensees may adopt and promote these alternative technologies. Even to the extent we determine that such alternative technologies infringe our patents, there can be no assurance that we would be able to negotiate agreements that would result in royalties being paid to us without litigation, which could be costly and the result of which would be uncertain.

In addition, certain semiconductor companies are now marketing semiconductors that combine logic and DRAM on the same chip. Such technology, called “embedded DRAM,” eliminates the need for an external chip interface to memory. The impact of embedded DRAM on our business is difficult to predict. If embedded DRAM were to gain widespread acceptance in the electronics industry, and if new royalty generating licenses were not entered into between us and the manufacturers and/or users of the embedded DRAM products, embedded DRAM would have a negative impact on the royalties that we receive for the use of our patents. We do not currently receive royalties for embedded DRAM. There can be no assurance that competition from embedded DRAM will not increase in the future.

In the serial link interface business, we face additional competition from semiconductor companies that sell discrete transceiver chips for use in various types of systems, from semiconductor companies that develop their own serial link interfaces, as well as from competitors, such as ARM Holdings plc and Synopsys, Inc., who license similar serial link interface cells. At the 10 gigabit per second speed, competition will also come from optical technology sold by system and semiconductor companies. There are standardization efforts underway or completed for serial links from standard bodies such as PCI, SIG and OIF. Although these and other competing efforts may infringe our existing or future patents, we may face increased competition in the future that could negatively impact our serial link interface business.

In our Redwood interface business, we face additional competition from semiconductor companies who develop their own parallel bus interfaces, as well as competitors who license similar parallel bus interface cells. We may also see competition from industry consortia. Although these and other competing efforts may infringe our existing or future patents, we may face increased competition in the future that could negatively impact our Redwood interface business.

With respect to our recently announced DDR controller interface cell business, we face additional competition from semiconductor companies who develop their own DDR controller interfaces, as well as competitors who license similar DDR controller interface cells. We also see competition from companies who sell partial solutions. Although these and other competing efforts may infringe our existing or future patents, we may face increased competition in the future that could negatively impact our DDR controller interface cell business.

If we cannot effectively compete in these primary market areas, our results of operations could suffer.

If we fail to gain and maintain acceptance of our technology in high volume consumer products, our business results could suffer.

Our strategy includes gaining acceptance of our technology in high volume consumer applications. These applications include video game consoles, such as the Sony PlayStation®2, digital TVs and set top boxes. There can be no assurance that consumer products that currently use our technology will continue to do so, nor can there be any assurance that the consumer products that incorporate our technology will be successful in generating expected royalties, nor can there be any assurance that any of our technologies selected for licensing will be implemented in a commercially developed or distributed product.

Our XDR and Redwood interfaces and the manufacturing processes to incorporate them are new and complex, which may lead to technology and product development scheduling risks and there remains significant contract work to be completed, therefore percentage of completion accounting is used for these licenses. There can be no assurance that we have accurately estimated the amount of resources required to complete the projects, or that we will have, or be able to expend, sufficient resources required for these types of projects. In addition, there is market risk associated with these products, and there can be no assurance that unit volumes, and their associated royalties, will occur. If our technology fails to capture or maintain a portion of the high volume consumer market, our business result could suffer.

If we cannot respond to rapid technological change in the semiconductor industry by developing new innovations in a timely and cost effective manner, our operating results will suffer.

The semiconductor industry is characterized by rapid technological change, with new generations of semiconductors being introduced periodically and with ongoing improvements. We derive most of our revenue from our chip interface technologies that we have patented. We expect that this dependence on our fundamental technology will continue for the foreseeable future. The introduction or market acceptance of competing interfaces that render our chip interfaces less desirable or obsolete would have a rapid and material adverse effect on our business, results of operations and financial condition. The announcement of new chip interfaces by us could cause licensees or system companies to delay or defer entering into arrangements for the use of our current interfaces, which could have a material adverse effect on our business, financial results and condition of operations. We are dependent on the industry to develop test solutions that are adequate to test our interfaces and to supply such test solutions to our customers and us.

Our continued success depends on our ability to introduce and patent enhancements and new generations of our chip interface technologies that keep pace with other changes in the semiconductor industry and which achieve rapid market acceptance. We must continually devote significant engineering resources to addressing the ever increasing need for higher speed chip interfaces associated with increases in the speed of microprocessors and other controllers. The technical innovations that are required for us to be successful are inherently complex and require long development cycles, and there can be no assurance that our development efforts will ultimately be successful. In addition, these innovations must be:

•	completed before changes in the semiconductor industry render them obsolete;

•	available when system companies require these innovations; and

•	sufficiently compelling to cause semiconductor manufacturers to enter into licensing arrangements with us for these new technologies.

Finally, significant technological innovations generally require a substantial investment before their commercial viability can be determined.

If we cannot successfully respond to rapid technological changes in the semiconductor industry by developing new products in a timely and cost effective manner our operating results will suffer.

Any dispute regarding our intellectual property may require us to indemnify certain licensees, the cost of which could severely hamper our business operations and financial condition.

In any potential dispute involving our patents or other intellectual property, our licensees could also become the target of litigation. While we generally do not indemnify our licensees, some of our license agreements provide limited indemnities, some require us to provide technical support and information to a licensee that is involved in litigation involving use of our technology, and we may agree to indemnify others in the future. Our support and indemnification obligations could result in substantial expenses. In addition to the time and expense required for us to supply such support or indemnification to our licensees, a licensee’s development, marketing and sales of licensed semiconductors could be severely disrupted or shut down as a result of litigation, which in turn could severely hamper our business operations and financial condition.

If we are unable to attract and retain qualified personnel, our business and operations could suffer.

Our success is dependent upon our ability to identify, attract, motivate and retain qualified personnel who can enhance our existing technologies and introduce new technologies. Competition for qualified personnel, particularly those with significant industry experience, is intense. We are also dependent upon our senior management personnel, most of who have worked together for us for many years. The loss of the services of any of our senior management personnel, or key sales personnel in critical markets, or of a significant number of our engineers could be disruptive to our development efforts or business relationships and could cause our business and operations to suffer.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes Oxley Act of 2002, new SEC regulations and the Nasdaq National Market rules, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from recent legislation requiring companies to evaluate controls under Section 404 of the Sarbanes Oxley Act of 2002.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from recent legislation requiring companies to evaluate controls under Section 404 of the Sarbanes Oxley Act of 2002. We are evaluating our internal controls systems in order to allow management to report on, and our independent public accountants to attest to, our internal controls, as required by Section 404 of the Sarbanes Oxley Act. We are performing the system and process evaluation and testing required in an effort to comply with the management certification and auditor attestation requirements of Section 404. As a result, we are incurring additional expenses and a diversion of management’s time. While we anticipate being able to fully implement the requirements relating to internal controls and all other aspects of Section 404 in a timely fashion, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations since there is no precedent available by which to measure compliance adequacy. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or the Nasdaq National Market. Any such action could adversely affect our financial results and the market price of our common stock.

FASB’s adoption of Statement 123R will cause, and changes to existing accounting pronouncements or taxation rules or practices may cause, adverse revenue fluctuations, affect our reported results of operations or how we conduct our business.

On October 13, 2004, FASB adopted Statement 123R, “Share Based Payment,” which will require us, starting in the third quarter of fiscal year 2005, to measure compensation costs for all stock based compensation (including stock options and our employee stock purchase plan, as currently constructed) at fair value and take a compensation charge equal to that value. If FASB’s Statement 123R was in effect for the periods reported in this report, we would have had to reduce net income by $34.1 million, and $28.0 million, net of tax, for the years ended December 31, 2004 and 2003, respectively. This reduction would have resulted in a net loss of $0.5 million and $4.8 million for those periods, respectively. For the three months ended December 31, 2004 and 2003, we would have had a reduction to our net income of $7.6 million and $8.5 million, net of tax, respectively. This would have resulted in a net loss of $1.0 million and net income of $0.1 million for those periods, respectively.

Also, a change in accounting pronouncements or taxation rules or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. Other new accounting pronouncements or taxation rules and varying interpretations of accounting pronouncements or taxation practice have occurred and may occur in the future. This change to existing rules, future changes, if any, or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

Our operations are primarily located in California and, as a result, are subject to natural disasters, which could result in a business stoppage and negatively affect our operating results.

Our business operations depend on our ability to maintain and protect our facility, computer systems and personnel, which are primarily located in the San Francisco Bay area. The San Francisco Bay area is in close proximity to known earthquake fault zones. Our facility and transportation for our employees are susceptible to damage from earthquakes and other natural disasters such as fires, floods and similar events. Should an earthquake or other catastrophes, such as fires, floods, power loss, communication failure or similar events disable our facilities, we do not have readily available alternative facilities from which we could conduct our business, which stoppage could have a negative effect on our operating results.

The price of our common stock may fluctuate significantly, which may make it difficult for holders to resell their shares when desired or at attractive prices.

Our common stock is quoted on the Nasdaq National Market under the symbol “RMBS.” The trading price of our common stock has been subject to wide fluctuations which may continue in the future in response to, among other things, the following:

•	any progress, or lack of progress, real or perceived, in the development of products that incorporate our chip interfaces;

•	our signing or not signing new licensees;

•	new litigation or developments in current litigation including an unfavorable outcome to us from court proceedings relating to our litigation with Infineon;

•	announcements of our technological innovations or new products by us, our licensees or our competitors;

•	positive or negative reports by securities analysts as to our expected financial results; and

•	developments with respect to patents or proprietary rights and other events or factors.

In addition, the equity markets have experienced volatility that has particularly affected the market prices of equity securities of many high technology companies and that often has been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our common stock.

Our restated certificate of incorporation and bylaws, our stockholder rights plan, and Delaware law contain provisions that could discourage transactions resulting in a change in control, which may negatively affect the market price of our common stock.

Our restated certificate of incorporation, our bylaws, our stockholder rights plan and Delaware law contain provisions that might enable our management to discourage, delay or prevent change in control. In addition, these provisions could limit the price that investors would be willing to pay in the future for shares of our common stock. Among these provisions are that:

•	our board of directors is authorized, without prior stockholder approval, to create and issue preferred stock, commonly referred to as “blank check” preferred stock, with rights senior to those of common stock;

•	our board of directors is staggered into two classes, only one of which is elected at each annual meeting;

•	stockholder action by written consent is prohibited;

•	nominations for election to our board of directors and the submission of matters to be acted upon by stockholders at a meeting are subject to advance notice requirements;

•	certain provisions in our bylaws and certificate of incorporation such as notice to stockholders, the ability to call a stockholder meeting, advanced notice requirements and the stockholders acting by written consent may only be amended with the approval of stockholders holding 66 2/3% of our outstanding voting stock;

•	the ability of our stockholders to call special meetings of stockholders is prohibited; and

•	our board of directors is expressly authorized to make, alter or repeal our bylaws.

In addition, the provisions in our stockholder rights plan could make it more difficult for a potential acquirer to consummate an acquisition of our company. We are also subject to Section 203 of the Delaware General Corporation Law, which provides, subject to enumerated exceptions, that if a person acquires 15% or more of our outstanding voting stock, the person is an “interested stockholder” and may not engage in any “business combination” with us for a period of three years from the time the person acquired 15% or more of our outstanding voting stock.